Exhibit 2.2

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

Description of Capital Stock

The following description of Getnet Adquirência e Serviços para Meios de Pagamento S.A. (“Getnet”)’s capital stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to Getnet’s By-laws, an English translation of which is included as an exhibit to the annual report on Form 20-F of Getnet dated March 10, 2022 (the “Annual Report”), as well as on the legislation and regulations applicable to companies and the Brazilian capital market currently in effect. Getnet encourages you to read the By-laws for additional information. Capitalized terms used and not defined hereinafter shall have the meanings ascribed to them throughout the Annual Report.

Issued Share Capital

Getnet’s share capital is represented by common and preferred shares both without par value. Each common share gives its holder the right to a vote at general meetings. However, the preferred shares do not grant voting rights in Getnet’s shareholders’ general meetings, except as related to certain matters provided for in its By-Laws (see “Rights of Common Shares and Preferred Shares” below).

As of the date of the Annual Report, Getnet has no outstanding bonds or securities convertible into shares.

As of the date of the Annual Report, our share capital consists of 1,866,722,202 shares, including 950,718,477 common shares, no par value, and 916,003,725 preferred shares, no par value.

Rights of Common Shares and Preferred Shares

Each common share gives its holder the right to a vote at general meetings, however, the preferred shares do not grant voting rights in Getnet’s shareholders’ general meetings, except as related to the following matters:

  change of corporate status, merger, consolidation or spin-off;
  approval of agreements entered into between Getnet and its controlling shareholder, directly or indirectly, and agreements with other companies in which Getnet’s controlling shareholder has an interest, whenever the law or the By-Laws provide that they must be approved at a shareholders’ general meeting; and
  the appraisal of assets to be contributed to increase Getnet’s capital stock, if permitted by applicable laws.

In regards to the election of members of the Board of Directors, the Brazilian Corporate Law sets forth that, when members of the Board of Directors are elected, the following parties have the right to elect one member of Getnet’s Board of Directors:

  minority holders of shares in public companies holding a minimum of 15% of the total number of voting shares, or holders of preferred shares without voting rights, or with restricted voting rights, representing 10% of the capital stock, or holders of common and preferred shares who jointly represent at least 10% of the capital stock, in a separate vote.

Nevertheless, these rights can only be exercised by the holders of shares who maintained their holding for at least three months before the date of the annual shareholders’ meeting. The Brazilian Corporate Law also permits a multiple vote procedure to be adopted, upon request by shareholders representing at least 10% of Getnet’s voting capital. Pursuant to CVM Instruction 282 of June 26, 1998, the percentage needed to call for a multiple vote to elect members of the board of directors, in public companies with capital stock exceeding R$100 million, is 5% of the voting capital per request of multiple vote.

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The holders of preferred shares are entitled to the following rights according to Getnet’s By-Laws:

  dividends and interest on shareholders’ own equity in an amount 10% higher than those attributed to common shares, as well as priority in the distribution;
  participation on equal terms with the common shares conditions, in capital increases arising from the capitalization of reserves and income, as well as in the distribution of bonus shares created by the capitalization of accrued income, reserves or any other resources;
  priority in reimbursement of capital, without payment of premium, in the case of liquidation; and
  tag-along rights in the event of a change in Getnet’s control, under the same terms and conditions extended to Getnet’s controlling shareholders.

Common shares not belonging to the controlling shareholders also give their holders tag-along rights in the event that Getnet’s control is transferred on the same terms and conditions as those granted to Getnet’s controlling shareholders.

The shareholders’ general meeting may decide on conversion of the preferred shares into common shares.

The Brazilian Corporate Law sets forth that shares without voting rights or shares with restricted rights, including Getnet’s preferred shares, shall be granted unrestricted voting rights if the company ceases to distribute, during three consecutive fiscal years, any fixed or minimum dividend granted to these shares, until the respective distributions are made.

Under the Brazilian Corporate Law, any change in the preferences or changes which would have an adverse financial effect on the rights of holders of preferred shares, or any change that results in the creation of a more favored class of preferred shares, must be approved by a resolution at a general shareholders’ meeting and will become valid and effective only after approval by a majority of Getnet’s preferred shareholders.

Brazilian Corporate Law also sets forth that the following shareholders’ rights cannot be repealed or modified by Getnet’s By-Laws or decisions made at shareholders’ meetings:

  the right to vote at general meetings, in the case of holders of common shares;
  the right to share in the distribution of dividends and interest on shareholders’ equity, and to share in the surplus assets in the event of Getnet’s liquidation;
  preemptive rights in subscribing for shares or convertible securities in specific circumstances;
  the right to monitor the management; and
  the right of withdrawal in the circumstances established by law, including Getnet’s consolidation, merger and spin-off.

General Meetings

At Getnet’s duly convened general meetings, Getnet’s shareholders are authorized to make resolutions on matters relating to Getnet’s activities and to make decisions deemed to be in Getnet’s best interests.

Shareholders of Getnet are exclusively responsible for approving the financial statements at the annual general meeting, and to decide on the destination of net earnings and the distribution of dividends for the year immediately preceding the meeting. The members of the Board of Directors and Fiscal Council are, as a general rule, elected at annual general meetings unless for an exceptional reason they have to be elected at an extraordinary general meeting.

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An extraordinary general meeting may be held at any time, including together with an annual general meeting. Getnet’s shareholders in a general meeting are exclusively responsible for approving, among other matters: (i) amendments to Getnet’s By-Laws; (ii) election and dismissal of members of Getnet’s board of directors; (iii) creation of any reserves of profits, other than the legal reserve; (iv) suspension of the rights of a shareholder that has failed to comply with obligations under the law or Getnet’s By-Laws; (v) approval of Getnet’s incorporation, merger or spin-off; and (vi) approval of Getnet’s dissolution or liquidation, approval of reports prepared by the liquidators and the election of a liquidator and members of the fiscal council to operate during a liquidation.

Quorum of General Meetings

As a general rule, the Brazilian Corporate Law sets forth that a general meeting can be held if shareholders holding at least 25% of the voting capital stock are present, at the first call, and at the second call if any number of holders of voting shares are present. If the shareholders have been convened to resolve on amendments to the By-Laws, the quorum at the first call must be at least two thirds of the voting shares and, at the second call, any number of holders of voting shares.

The CVM may authorize the aforementioned quorum, set forth in the Brazilian Corporate Law, to be reduced in the case of a publicly held company with widely held shares, and where the last three general meetings have been attended by shareholders representing less than half the voting shares.

In general, the approval of any matter must occur through votes of shareholders attending a general meeting in person, or through a proxy, corresponding to at least the majority of the common shares represented at the meeting, and abstentions are not taken into account for this calculation. Nevertheless, the affirmative vote of shareholders representing at least one half of the voting shares is needed for the approval of the following matters, among others: (i) reduction of the mandatory dividend to be distributed to Getnet’s shareholders; (ii) changes in Getnet’s business purpose; (iii) Getnet’s merger, spin-off or incorporation; (iv) Getnet’s participation in a corporate group (as defined by the Brazilian Corporate Law); (v) the termination of a state of liquidation; and (vi) Getnet’s dissolution.

Call Notice of Getnet’s Shareholders’ General Meetings

The Brazilian Corporate Law requires all general meetings to be called by a minimum of three entries in the Official Gazette of the State of São Paulo and in other mass circulation newspapers in São Paulo, where the B3 is located. Getnet’s call notices for meetings are currently published in the Official Gazette of the State of São Paulo, the official journal of São Paulo state, and in the Valor Econômico newspaper. The first call must be published not more than 30 days before the date of the meeting, and the second call not more than eight days in advance. However, in certain circumstances, at the request of any shareholder, the CVM may (i) after consulting Getnet, require the shareholders’ meeting to be postponed and held 30 days after the first call; and/or (ii) suspend for up to 15 days the advance notice required for an extraordinary general meeting, to give the shareholder time to understand and analyze the proposals to be voted on at the meeting. The call notices must give full details of the agenda for the meeting (the term “general matters” being prohibited) and the adequate supporting documents must be available to the public on the CVM’s website from the date of publication of the first call.

Place of Getnet’s Shareholders’ Meetings

Getnet’s shareholders’ meetings are held at Getnet’s headquarters at Avenida Presidente Juscelino Kubitschek, 2041, suite 1121, Block A, Condominium WTORRE JK, Vila Nova Conceição, city of São Paulo, state of São Paulo, Brazil. The Brazilian Corporate Law allows Getnet’s shareholders to hold meetings outside Getnet’s headquarters in an event of force majeure, provided that the meetings are held in the city of São Paulo and the relevant notice contains a clear indication of the place where the meeting will be held.

Responsibility for Calling General Meetings

It is usually the responsibility of Getnet’s Board of Directors to call a general meeting, provided that such meetings may also be called by the following persons or bodies: (i) any shareholder, when Getnet’s directors fail to call a meeting within 60 days of the date required by law or by Getnet’s By-Laws; (ii) shareholders representing a minimum of 5% of Getnet’s capital stock, if Getnet’s managers fail to call a meeting, within eight days, in response to a justified request submitting matters to be discussed; (iii) shareholders representing a minimum of 5% of Getnet’s capital stock, if Getnet’s Board of Directors fail to call a meeting intended to install a Fiscal Council, within eight days of the request being made; and (iv) the Fiscal Council (if already installed), if Getnet’s Board of Directors fails to call the annual general meeting; and the Fiscal Council can also call an extraordinary general meeting whenever there are serious or urgent reasons.

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Conditions for Admission to General Shareholders’ Meetings

Shareholders attending general meetings must prove that they are the holders of shares with voting rights, as set forth in the Brazilian Corporate Law. Getnet’s shareholders may be represented by a proxy (including a public proxy in accordance with CVM Instruction 481, of December 17, 2009, as amended), appointed not more than one year before the date of the meeting, and this representative must be a shareholder, a manager, a lawyer or, in the case of a publicly held company, as Getnet is, a financial institution. Investment funds may be represented by their respective administrators.

Remote Voting

The CVM establishes rules for remote participation and voting in general meetings of publicly held companies.

Accordingly, Getnet shall have the necessary structure to allow its shareholders to participate and vote remotely at general meetings. For this purpose, Getnet’s shareholders must follow the voting procedures disclosed by Getnet in the call notice for the relevant general meeting to transfer the voting pronouncements including by contacting either Getnet or the custodians (whom will be responsible for transferring the voting pronouncements to Getnet), pursuant to the terms of the applicable regulation.

Right to Withdrawal

The Brazilian Corporate Law gives Getnet’s shareholders the right to withdraw from Getnet, upon reimbursement of the equity value of their shares, if the shareholder disagrees with or abstains from voting on certain resolutions approved in shareholders’ general meetings.

According to the Brazilian Corporate Law, the right of withdrawal may be exercised in the following circumstances, among others as provided by law: (i) a change in the preferences, privileges or repayment or redemption conditions granted to Getnet’s preferred shares, or the creation of a new, more favored class of shares (in which case, only a shareholder who is adversely affected by such change or creation shall have the right of withdrawal); (ii) spin-off (subject to the conditions below); (iii) a reduction in Getnet’s mandatory dividend; (iv) a change in Getnet’s corporate purpose; (v) a merger or incorporation with another company in specific circumstances (as described below); (vi) Getnet’s joining to a group of companies, as defined in the Brazilian Corporate Law; (vii) a corporate transformation; (viii) the takeover of all of Getnet’s shares by another Brazilian company, so as to make us its wholly owned subsidiary; or (ix) the acquisition of control of another company at a price exceeding the legal limits.

The Brazilian Corporate Law also provides that a spin-off of a company shall entitle its shareholders to withdraw only if it results in: (i) a change in the corporate purpose, unless the assets spun off are transferred to a company whose principal activity coincides with the business purpose of the spun-off company; (ii) a reduction in the mandatory dividend; or (iii) becoming part of a group of companies, as defined in the Brazilian Corporate Law. Besides, in the event of a consolidation or merger of us into another company, or when Getnet becomes part of a group of companies (as defined in the Brazilian Corporate Law), Getnet’s shareholders will not be entitled to withdraw from Getnet’s company if the shares of such companies (a) are liquid, i.e., are listed on the three general indexes or on any other Stock Exchange index, as defined by the CVM, and (b) are widely held, such that Getnet’s controlling shareholders or other companies under common control hold less than half the shares of the type or class to which the right of withdrawal corresponds. The right of withdrawal must be exercised within 30 days of publication of the minutes of the general meeting resolving on the matter that gave rise to such right. Furthermore, Getnet has the right to reconsider any resolution that has given rise to a right of withdrawal, during the 10 days following the end of the period for exercising the right, if Getnet considers that the payment of the price for buying out dissident shareholders would put Getnet’s financial stability at risk.

Shareholders who exercise the right to withdrawal shall receive the equity value of their shares, based on the latest balance sheet approved at a general meeting. If, however, the resolution giving rise to the right of withdrawal was passed more than 60 days after the date of the latest approved balance sheet, a shareholder may call for a special balance sheet to be prepared as of a date not more than 60 days before the resolution, to assess the value of the shares. In this case, Getnet must immediately pay 80% of the reimbursement value, calculated according to the latest balance sheet approved by its shareholders, and the balance within 120 days of the date of the resolution of the general meeting.

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Dividends

Getnet currently recommends to its shareholders a 25.0% distribution of its yearly adjusted net income as dividends and/or interest on shareholders’ equity. Getnet’s future dividend policy and the amount of future dividends and/or interest on shareholders’ equity it decides to recommend to its shareholders for approval will depend on a number of factors, including, but not limited to, Getnet’s cash flow, financial condition (including capital position), investment plans, prospects, legal requirements, economic climate and such other factors as Getnet may deem relevant at the time. For additional information, please refer to “Item 8. Financial Information—A. Consolidated Statements and Other Financial Information—Dividend Policy” of the Annual Report.

Redemption of Shares

According to the Brazilian Corporate Law, Getnet may redeem its shares by means of a resolution passed at a general meeting by votes representing at least 50% of the shares affected by the redemption. Shares may be redeemed out of retained profits, revenues reserves or capital reserves. If not all of the shares are to be redeemed, a lottery ballot shall be held. If custody shares are selected in the ballot and the custody agreement does not provide for the situation, the financial institution must specify the proportion of shares to be redeemed.

Preemptive Rights

Getnet’s shareholders have preemptive rights to subscribe for shares in any capital increase, in proportion to their shareholding at the time of the increase. Shareholders also have preemptive rights in any offer of Getnet’s shares or subscription warrants. A period of not less than 30 days from the publication of the notice to shareholders of the capital increase is allowed for the exercise of preemptive rights, and these rights are transferable.

However, according to the Brazilian Corporate Law and Getnet’s By-Laws, Getnet shareholders do not have preemptive rights in cases of granting or exercise of any share call option. In addition, Getnet’s Board of Directors may exclude the preemptive right of Getnet’s shareholders or reduce the exercise period, in the issuance of shares and subscription warrants whose placement is made through sale on stock exchange or public subscription, or share exchange, in a public offering of control acquisition.

Redemption

According to the Brazilian Corporate Law, Getnet may redeem its shares by means of a resolution passed at a general meeting by votes representing at least 50% of the shares affected by the redemption. Shares may be redeemed out of retained profits, revenues reserves or capital reserves. If not all of the shares are to be redeemed, a lottery ballot shall be held. If custody shares are selected in the ballot and the custody agreement does not provide for the situation, the financial institution must specify the proportion of shares to be redeemed.

Purchase of Getnet’s Own Shares

Getnet’s By-Laws authorize Getnet’s Board of Directors to approve the purchase of Getnet’s own shares. In any of the following circumstances, the decision will only become effective upon prior approval at a shareholders meeting: (i) acquisition on an organized securities market involving more than 5% of Getnet’s outstanding shares of a certain type or class in less than 18 months; (ii) acquisition on an organized securities market for prices 10% above the market price; (iii) acquisition aiming at changing or preserving Getnet’s share control composition or Getnet’s management structure; or (iv) where the counterparty in an acquisition out of the organized securities markets is related to us (according to the applicable accounting rules). The decision to purchase Getnet’s shares will be disclosed to the markets and the respective trade be settled within 18 months from the approval.

The decision to acquire Getnet’s shares is also subject to certain restrictions. It may not, among others: (i) aim for the acquisition of shares belonging to Getnet’s controlling shareholders; (ii) be carried in the organized markets for prices above the market prices; (iii) take place simultaneously with a public offering for the purchase of Getnet’s shares; or (iv) require the use of funds exceeding the available funds (considered all capital or profits reserves plus the realized results of the ongoing fiscal year, excluded, in both cases, the legal reserve, the reserve for realizable profits, the special reserve for non-distributed compulsory dividends and the tax incentives).

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Getnet may not hold in treasury more than 10% of Getnet’s outstanding shares of a certain type or class, including shares held by Getnet’s subsidiaries and affiliated companies and the shares corresponding to the economical exposure arising from derivatives or deferred settlement transactions entered into by us, Getnet’s subsidiaries and affiliated companies. This limit does not apply to reimbursed shares, forfeited shares, or acquisitions in the scope of a public offering for acquisition of shares, which will be subject to specific laws and regulations.

Getnet may purchase Getnet’s shares on the stock exchange, but not for a price above the market value. Acquisitions by means of private transactions must observe the applicable limitations and the approval by the shareholders meeting may be required. Getnet may also buy its own shares in the event that Getnet should cease to be a publicly held company. Getnet may also purchase or issue put or call options on Getnet’s shares.

Cancellation of Registration as a Publicly Held Company

Getnet may cancel its registration as a publicly held company and, for this purpose, its controlling shareholders must necessarily make a public offer to acquire all its shares in the market, according to the Brazilian Corporate Law and the regulations issued by the CVM. The minimum offer price must be at least equal to the economic value of Getnet’s shares, as valued by a specialized company using any generally accepted and recognized valuation method, or any other criteria defined by the CVM.

The valuation report must be prepared by a specialized and experienced appraiser, who is independent of Getnet, its management team and its controlling shareholders and who shall be chosen by the board of directors. The controlling shareholder shall bear the costs of preparing the valuation report.

Disposal of Control

Getnet’s By-Laws state that disposal of its control, either in a single transaction or in a series of transactions, must be subject to the condition, whether a suspensive or resolutory condition, that the acquirer is obligated to make a public offer to acquire all the shares held by Getnet’s other shareholders, both common and preferred. This is further pursuant to the conditions and deadlines required by the current legislation, ensuring that they receive equal treatment with respect to the controlling shareholder in the disposal.

This offer will still be required (i) in cases where there is assignment for consideration of rights to subscribe for shares that may result in the disposal of the company’s control; and (ii) in case of disposal of control of a company that holds the controlling power over us.

Registration and Transfers

The Getnet shares are registered in book-entry form in the B3 system. Getnet also maintains a registry of shareholders.

Under Brazilian law and regulations, transfers of shares quoted on a stock exchange are normally made through the facilities of an independent clearing house, a division of the B3, which handles the multilateral settlement of both financial obligations and transactions involving securities. According to the regulations of the B3, financial settlement is carried out through the system of transfer of funds of the Brazilian Central Bank and the transactions involving the sale and purchase of shares are settled through the B3 custody system.

Liquidation Rights

Upon a liquidation of Getnet, its shareholders are entitled to receive pro-rata any assets remaining after the payment of Getnet’s debts, taxes and expenses of the liquidation. Holders of preferred shares shall be entitled to receive reimbursement of the amount paid before any amount is distributed to the holders of common shares.

Restrictions on Voting Rights or Free Transfer of Getnet’s Shares

There are no legal or bylaw restrictions on the exercise of voting rights except for those resulting from the failure to comply with applicable regulations.

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There are no restrictions on the free transfer of shares, except for the prior authorization required by the Brazilian Central Bank in case the transfer results in a change of control. In addition, a qualified ownership interest, which represents 10% of the corporate capital of Getnet, has to be reported to the Brazilian Central Bank and is subject to a review process by the regulator.

The transferability of the shares is not restricted by Getnet’s By-laws or in any other manner other than by the application of legal and regulatory provisions. Likewise, there are no bylaw restrictions on the exercise of voting rights (except where an acquisition has been made in breach of legal or regulatory provisions).

Significant Shareholders

As of March 4, 2022, Santander Spain directly and indirectly through its subsidiary, PagoNxt Merchant Solutions, S.L., owned approximately 89.92% of Getnet’s total capital stock. For additional information, please refer to “Item 7. Major Shareholders and Related Party Transactions—7A. Major Shareholders” of the Annual Report on Form 20-F.

Disclosure of Information About Getnet’s Shareholders with Relevant Interest

CVM Resolution 44 sets forth that (i) any direct or indirect controlling shareholders, (ii) any shareholders entitled to elect members of the board of directors and fiscal council, as well as (iii) any person or group of persons acting jointly with the aforementioned persons or representing the same interest, that carries out relevant transactions (that is, transactions whereby the direct or indirect holding of the aforementioned persons surpasses, upwards or downwards the thresholds of 5%, 10%, 15%, and so on successively, of Getnet’s shares of a certain class and type) must disclose to Getnet information on their trades, which will be sent to the CVM. For more information, please refer to “Item 10. Additional Information—B. By-Laws—Disclosure of Information About Our Getnet’s Shareholders with Relevant Interest” of the Annual Report.

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DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

Description of Units

The following description of Getnet Adquirência e Serviços para Meios de Pagamento S.A. (“Getnet”)’s units, each representing one common share and one preferred share (the “Units”), is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to Getnet’s By-laws, an English translation of which is included as an exhibit to the annual report on Form 20-F of Getnet dated March 10, 2022 (the “Annual Report”), as well as on the legislation and regulations applicable to companies and the Brazilian capital market currently in effect. Getnet encourages you to read the By-laws for additional information. Capitalized terms used and not defined hereinafter shall have the meanings ascribed to them throughout the Annual Report.

The Units are share deposit certificates, each representing one common share and one preferred share, all of them free and unencumbered. The shares represented by the Units shall be registered in a trust account linked to the Units, and their ownership can only be transferred by means of transfer of the corresponding Units, upon written instructions from the holder. Earnings from the Units and the amount received in the case of redemption or repayment shall only be paid to the holder of the Units registered in the books of the custodian.

None of the shares underlying the Units, the earnings thereon or the corresponding redemption or repayment amounts may be pledged, encumbered or in any other way given in guarantee by the holder of the Units, nor may they be subject to attachment (penhora), seizure (arresto), impounding (sequestro), search and apprehension (busca e apreensão), or to any other lien or encumbrance.

The Units are held by Getnet (except Units that underlie the Getnet ADSs which are held by Banco Santander (Brasil) S.A.), as the custodian, in book-entry form in an account opened in the holder’s name. The transfer of ownership is effected by debiting the seller’s Unit account and crediting the buyer’s Unit account according to a written transfer order issued by the seller or a court authorization or transfer order delivered to the custodian, all of which are retained by the custodian. Dividends, interest on shareholders’ equity and/or cash bonuses shall be paid to the custodian and the custodian shall then transfer the amount to the custody agents for payment to the Unit holders. The pledge, usufruct, right of succession, fiduciary transfer in guarantee and any other conditions, onus or encumbrances on the Units must be registered in the custodian’s records, as well as noted in the corresponding statement of account of Units.

The custodian shall provide Unit holders with a statement of account at the end of each month in which there is movement and, when there is no movement, at least once a year. The statement shall show the date and place of issue, the name and details of the holder of the Unit account, an indication that it is a statement of Unit account, details of the shares deposited, a statement that the shares deposited, their earnings and any amounts received in the event of redemption or repayment shall only be paid to the holder of the Unit account or to the holder’s order in writing, Getnet’s charge for the deposit, if any, and the addresses where Unit holders may obtain assistance.

Upon a written order issued by the holder of the Unit account to a broker authorized by the stock exchange where the Units are traded, the custodian shall block the corresponding Units and transfer them to the buyer upon receipt of a confirmation of the sale from the stock exchange.

The Unit holder shall have the right, at any time, to instruct a broker to cancel Units and transfer the underlying shares. The broker must request to Getnet, as the agent, to transfer the Units to the share deposit accounts held by the custodian in the holder’s name. The Unit holder shall bear any transfer and cancellation costs involved. Similarly, the holder may instruct a broker to assemble Units by transferring the number of shares that jointly represent a Unit, which shall be registered by the custodian in a trust account linked to the Units.

The right to cancel Units may be suspended in the event of a public offering for distribution of Units, either in the domestic or the international market, in which case the suspension may not last longer than 180 days. Units subject to any lien or encumbrance may not be cancelled.

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The following rules apply to the exercise of the rights granted to the shares represented by Units:

  Dividends and share redemption or repayment amounts delivered to Getnet, as depositary of the shares, shall be paid by Getnet to the Unit holder;
  Only the Unit holder shall have the right to attend Getnet’s general meetings and to exercise all of the prerogatives conferred on Getnet’s shareholders by the shares represented by the Units;
  In the event of a stock split, cancellation or reverse stock split or new issuances of shares by Getnet while the Units are in existence, the following rules will be observed:
    In the event there is a change in the number of shares represented by Units as a result of a reverse stock split or cancellation of shares, Getnet will debit the number of cancelled shares from each Unit holder’s account and proceed with the automatic cancellation of Units, observing the ratio of one common share and one preferred share issued by Getnet to each Unit. Getnet will deliver to the shareholders the shares which are insufficient to constitute a Unit in the form of shares, rather than Units; and
    In the event there is a change in the number of shares represented by the Units as a result of a stock split or new issuances of shares, the custodian will register the deposit of the new shares and issue new Units, registering them in the accounts of their respective holders, so as to reflect the new number of shares held by unit holders. In this way, the accounts will maintain a ratio of one common share and one preferred share issued by Getnet and represented by Units, and the custodian will deliver to holders the shares which are insufficient to constitute a Unit in the form of shares rather than Units;

In the event of a capital increase, by means of the issuance of shares that may be converted into new Units, Unit holders may exercise the preemptive rights belonging to the shares represented by their Units. Getnet shall create new Units in the register of book-entry Units and credit them to their holders so as to reflect the new number of common and preferred shares issued by Getnet, subject to the current proportion of ordinary and preferred shares to constitute the Units. Shares that are too few to constitute a Unit shall be delivered to the shareholders as shares, rather than Units. There shall be no automatic credit of Units in the event of the exercise of preemptive rights in the issue of securities other than shares.

Unit holders will be entitled to receive any shares issued as a result of Getnet’s spin-off, consolidation or merger.

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DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

Description of American Depositary Shares

The following description of Getnet Adquirência e Serviços para Meios de Pagamento S.A. (“Getnet”)’s American depositary shares (the “Getnet ADSs”) is a summary and does not purport to be complete. A deposit agreement among Getnet, the depositary, Getnet ADS holders and all other persons indirectly or beneficially holding Getnet ADSs sets out Getnet ADS holder rights as well as the rights and obligations of the depositary. The following is a summary of the material provisions of the deposit agreement and is qualified in its entirety by reference to the complete text of the deposit agreement and the form of ADR. For more complete information, you should read the entire deposit agreement and the form of Getnet ADR. The form of deposit agreement (including the form of ADR) is included as an exhibit to the annual report on Form 20-F of Getnet dated March 10, 2022 (the “Annual Report”). Capitalized terms shall have the meaning stated herein or the meaning stated in the Annual Report.

American Depositary Shares / American Depositary Receipts

The Bank of New York Mellon, as Getnet ADS depositary, also referred to in this section as the depositary, will register and deliver American Depositary Shares, also referred to as Getnet ADSs. Each Getnet ADS will represent two units (or a right to receive two units) deposited with Banco Santander (Brasil) S.A., as custodian for the depositary in Brazil. Each Getnet ADS will also represent any other securities, cash or other property that may be held by the depositary. The deposited shares together with any other securities, cash or other property held by the depositary are referred to as the deposited securities. The depositary’s office at which the Getnet ADSs will be administered and its principal executive office are located at 240 Greenwich Street, New York, New York 10286.

You may hold Getnet ADSs either (A) directly (i) by having an American Depositary Receipt, also referred to as Getnet ADR, which is a certificate evidencing a specific number of Getnet ADSs, registered in your name, or (ii) by having uncertificated Getnet ADSs registered in your name, or (B) indirectly by holding a security entitlement in Getnet ADSs through your broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, also called DTC. If you hold Getnet ADSs directly, you are a registered Getnet ADS holder, also referred to as a Getnet ADS holder. This description assumes you are a Getnet ADS holder. If you hold the Getnet ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of Getnet ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Registered holders of uncertificated Getnet ADSs will receive statements from the depositary confirming their holdings.

As a Getnet ADS holder, Getnet will not treat you as one of its shareholders and you will not have shareholder rights. Brazilian law governs shareholder rights. The depositary will be the holder of the units underlying your Getnet ADSs. As a registered holder of Getnet ADSs, you have Getnet ADS holder rights. A deposit agreement among Getnet, the depositary, Getnet ADS holders and all other persons indirectly or beneficially holding Getnet ADSs sets out Getnet ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the Getnet ADSs.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay or distribute to Getnet ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of shares your Getnet ADSs represent.

Cash. The depositary will convert any cash dividend or other cash distribution Getnet pays on the units into U.S. dollars if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those Getnet ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the Getnet ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

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Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. See “Item 10E. Taxation” in the Annual Report. The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some of the value of the distribution.

Units. The depositary may distribute additional Getnet ADSs representing any Units Getnet distributes as a dividend or free distribution. The depositary will only distribute whole Getnet ADSs. It will sell Units which would require it to deliver a fraction of a Getnet ADS (or Getnet ADSs representing those Units) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional Getnet ADSs, the outstanding Getnet ADSs will also represent the new Units. The depositary may sell a portion of the distributed Units (or Getnet ADSs representing those Units) sufficient to pay its fees and expenses in connection with that distribution.

Rights to purchase additional units. If Getnet offers holders of its securities any rights to subscribe for additional Units or any other rights, the depositary may (i) exercise those rights on behalf of Getnet ADS holders, (ii) distribute those rights to Getnet ADS holders or (iii) sell those rights and distribute the net proceeds to Getnet ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for them. The depositary will exercise or distribute rights only if Getnet asks it to and provide satisfactory assurances to the depositary that it is legal to do so. If the depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of Units, new Getnet ADSs representing the new Units, to subscribing Getnet ADS holders, but only if Getnet ADS holders have paid the exercise price to the depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or Getnet ADSs or other securities issued on exercise of rights to all or certain Getnet ADS holders, and the securities distributed may be subject to restrictions on transfer.

Other distributions. The depositary will send to Getnet ADS holders anything else Getnet distributes on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what Getnet distributed and distribute the net proceeds, in the same way as it does with cash. Or it may decide to hold what Getnet distributed, in which case Getnet ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than Getnet ADSs) to Getnet ADS holders unless it receives satisfactory evidence from Getnet that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain Getnet ADS holders, and the securities distributed may be subject to restrictions on transfer.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any Getnet ADS holders. Getnet has no obligation to register Getnet ADSs, shares, rights or other securities under the Securities Act. Getnet also has no obligation to take any other action to permit the distribution of Getnet ADSs, shares, rights or anything else to Getnet ADS holders. This means that you may not receive the distributions Getnet makes on its units or any value for them if it is illegal or impractical for Getnet to make them available to you.

Deposit, Withdrawal and Cancellation

How are Getnet ADSs issued?

The depositary will deliver Getnet ADSs if you or your broker deposits Units or evidence of rights to receive Units with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of Getnet ADSs in the names you request and will deliver the Getnet ADSs to or upon the order of the person or persons that made the deposit.

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How can Getnet ADS holders withdraw the deposited securities?

You may surrender your Getnet ADSs to the depositary for the purpose of withdrawal. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the Getnet ADSs to the Getnet ADS holder or a person the Getnet ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible. However, the depositary is not required to accept surrender of Getnet ADSs to the extent it would require delivery of a fraction of a deposited share or other security. The depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

How do Getnet ADS holders interchange between certificated Getnet ADSs and uncertificated Getnet ADSs?

You may surrender your Getnet ADR to the depositary for the purpose of exchanging your ADR for uncertificated Getnet ADSs. The depositary will cancel that ADR and will send to the Getnet ADS holder a statement confirming that the Getnet ADS holder is the registered holder of uncertificated Getnet ADSs. Upon receipt by the depositary of a proper instruction from a registered holder of uncertificated Getnet ADSs requesting the exchange of uncertificated Getnet ADSs for certificated Getnet ADSs, the depositary will execute and deliver to the Getnet ADS holder a Getnet ADR evidencing those Getnet ADSs.

Voting Rights

How do you vote?

Getnet ADS holders may instruct the depositary how to vote the number of deposited Units their Getnet ADSs represent. If Getnet requests the depositary to solicit your voting instructions (and Getnet is not required to do so), the depositary will notify you of a shareholders’ meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how Getnet ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary. The depositary will try, as far as practical, subject to the laws of Brazil and the provisions of our articles of association or similar documents, to vote or to have its agents vote the Units (or shares comprising the Units) as instructed by Getnet ADS holders. If Getnet does not request the depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the depositary may try to vote as you instruct, but it is not required to do so.

Except by instructing the depositary as described above, you will not be able to exercise voting rights unless you surrender your Getnet ADSs and withdraw the Units. However, you may not know about the meeting enough in advance to withdraw the Units. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed or as described in the following sentence. If Getnet asked the depositary to solicit your instructions but the depositary does not receive voting instructions from you by the specified date and the depositary has received from Getnet, by the business day following a specified date, a written confirmation that, as of such specified date, (i) Getnet wishes a proxy to be given under this sentence, (ii) Getnet reasonably does not know of any substantial opposition to the position of its management on the matter and (iii) the matter is not materially adverse to the interests of shareholders, then, it will consider you to have authorized and directed it to give a discretionary proxy to a person designated by Getnet to vote the number of deposited securities represented by your Getnet ADSs.

Getnet cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your Units. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise voting rights and there may be nothing you can do if your Units are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to the deposited securities, if Getnet requests the depositary to act, Getnet agrees to give the depositary notice of any such meeting and details concerning the matters to be voted at least 30 days in advance of the meeting date.

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Fees and Expenses

Persons depositing or withdrawing shares or Getnet ADS holders must pay:	For:
U.S.$5.00 (or less) per 100 Getnet ADSs (or portion of 100 Getnet ADSs)

Issuance of Getnet ADSs, including issuances resulting from a distribution of Units or rights or other property

Cancellation of Getnet ADSs for the purpose of withdrawal, including if the deposit agreement terminates

U.S.$0.05 (or less) per Getnet ADS	Any cash distribution to Getnet ADS holders
A fee equivalent to the fee that would be payable if securities distributed to you had been Units and the Units had been deposited for issuance of Getnet ADSs	Distribution of securities distributed to holders of deposited securities (including rights) that are distributed by the depositary to Getnet ADS holders
U.S.$0.05 (or less) per Getnet ADS per calendar year	Depositary services
Registration or transfer fees	Transfer and registration of shares on Getnet’s Unit register to or from the name of the depositary or its agent when you deposit or withdraw Units
Expenses of the depositary	Cable (including SWIFT) and facsimile transmissions (when expressly provided in the deposit agreement) Converting foreign currency to U.S. dollars
Taxes and other governmental charges the depositary or the custodian has to pay on any Getnet ADSs or shares underlying Getnet ADSs, such as stock transfer taxes, stamp duty or withholding taxes	As necessary
Any charges incurred by the depositary or its agents for servicing the deposited securities	As necessary

The depositary collects its fees for delivery and surrender of Getnet ADSs directly from investors depositing shares or surrendering Getnet ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to Getnet ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the depositary may make payments to Getnet to reimburse Getnet for costs and expenses generally arising out of establishment and maintenance of the Getnet ADS program, waive fees and expenses for services provided to Getnet by the depositary or share revenue from the fees collected from Getnet ADS holders. In performing its duties under the deposit agreement, the depositary may use brokers, dealers, foreign currency dealers or other service providers that are owned by or affiliated with the depositary and that may earn or share fees, spreads or commissions.

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The depositary may convert currency itself or through any of its affiliates. Where the depositary converts currency itself or through any of its affiliates, the depositary acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account. The depositary makes no representation that the exchange rate used or obtained by it or its affiliate in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to Getnet ADS holders, subject to the depositary's obligation to act without negligence or bad faith. The methodology used to determine exchange rates used in currency conversions made by the depositary is available upon request. Where the custodian converts currency, the custodian has no obligation to obtain the most favorable rate that could be obtained at the time or to ensure that the method by which that rate will be determined will be the most favorable to Getnet ADS holders, and the depositary makes no representation that the rate is the most favorable rate and will not be liable for any direct or indirect losses associated with the rate. In certain instances, the depositary may receive dividends or other distributions from Getnet in U.S. dollars that represent the proceeds of a conversion of foreign currency or translation from foreign currency at a rate that was obtained or determined by Getnet and, in such cases, the depositary will not engage in, or be responsible for, any foreign currency transactions and neither it nor Getnet makes any representation that the rate obtained or determined by Getnet is the most favorable rate and neither it nor Getnet will be liable for any direct or indirect losses associated with the rate.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your Getnet ADSs or on the deposited securities represented by any of your Getnet ADSs. The depositary may refuse to register any transfer of your Getnet ADSs or allow you to withdraw the deposited securities represented by your Getnet ADSs until those taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your Getnet ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of Getnet ADSs to reflect the sale and pay to Getnet ADS holders any proceeds, or send to Getnet ADS holders any property, remaining after it has paid the taxes.

Tender and Exchange Offers; Redemption, Replacement or Cancellation of Deposited Securities

The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do so by a Getnet ADS holder surrendering Getnet ADSs and subject to any conditions or procedures the depositary may establish.

If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of Getnet ADSs and distribute the net redemption money to the holders of called Getnet ADSs upon surrender of those Getnet ADSs.

If there is any change in the deposited securities such as a change in nominal or par value, a sub-division, combination or other reclassification, or any merger, split up, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the deposit agreement. However, if the depositary decides it would not be lawful and practical to hold the replacement securities because those securities could not be distributed to Getnet ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the Getnet ADSs.

If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new Getnet ADSs representing the new deposited securities or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

If there are no deposited securities underlying Getnet ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying Getnet ADSs have become apparently worthless, the depositary may call for surrender of those Getnet ADSs or cancel those Getnet ADSs upon notice to the Getnet ADS holders.

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Amendment and Termination

How may the deposit agreement be amended?

Getnet may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of Getnet ADS holders, it will not become effective for outstanding Getnet ADSs until 30 days after the depositary notifies Getnet ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your Getnet ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will initiate termination of the deposit agreement if Getnet instructs it to do so. The depositary may initiate termination of the deposit agreement if

  90 days have passed since the depositary told Getnet it wants to resign but a successor depositary has not been appointed and accepted its appointment;
  Getnet delist the Getnet ADSs from an exchange on which they were listed and Getnet does not list or apply to list the Getnet ADSs on any other exchange;
  the depositary has received notice of facts that indicate, or otherwise has reason to believe that, the Getnet ADSs have become, or will become, ineligible for registration on Form F-6 under the Securities Act of 1933;
  Getnet enters or consent to insolvency proceedings, or if information becomes publicly available indicating that unsecured claims against Getnet is not expected to be paid;
  all or substantially all the value of the deposited securities has been redeemed for cash or otherwise purchased for cash;
  there are no deposited securities underlying the Getnet ADSs or the underlying deposited securities have become apparently worthless; or
  there has been a replacement of deposited securities.

If the deposit agreement will terminate, the depositary will notify Getnet ADS holders at least 120 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the Getnet ADS holders that have not surrendered their Getnet ADSs. Normally, the depositary will sell as soon as practicable after the termination date.

After the termination date and before the depositary sells, Getnet ADS holders can still surrender their Getnet ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities or reverse previously accepted surrenders of that kind that have not settled if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of Getnet ADSs or distribute any dividends or other distributions on deposited securities to the Getnet ADSs holder (until they surrender their Getnet ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.

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Limitations on Obligations and Liability

Limits on Getnet’s Obligations and the Obligations of the Depositary; Limits on Liability to Holders of Getnet ADSs

The deposit agreement expressly limits Getnet’s obligations and the obligations of the depositary. It also limits Getnet’s liability and the liability of the depositary. Getnet and the depositary:

  are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith, and the depositary will not be a fiduciary or have any fiduciary duty to holders of Getnet ADSs;
  are not liable if Getnet is or it is prevented or delayed by law or by events or or circumstances beyond Getnet’s or its ability to prevent or counteract with reasonable care or effort from performing Getnet’s or its obligations under the deposit agreement;
  are not liable if Getnet or it exercises discretion permitted under the deposit agreement;
  are not liable for the inability of any holder of Getnet ADSs to benefit from any distribution on deposited securities that is not made available to holders of Getnet ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;
  have no obligation to become involved in a lawsuit or other proceeding related to the Getnet ADSs or the deposit agreement on your behalf or on behalf of any other person;
  may rely upon any documents Getnet believes or it believes in good faith to be genuine and to have been signed or presented by the proper person;
  are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and
  the depositary has no duty to make any determination or provide any information as to Getnet’s tax status, or any liability for any tax consequences that may be incurred by Getnet ADS holders as a result of owning or holding Getnet ADSs or be liable for the inability or failure of a Getnet ADS holder to obtain the benefit of a foreign tax credit, reduced rate of withholding or refund of amounts withheld in respect of tax or any other tax benefit

In the deposit agreement, Getnet and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of Getnet ADSs, make a distribution on Getnet ADSs, or permit withdrawal of shares, the depositary may require:

  payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;
  satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and
  compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver Getnet ADSs or register transfers of Getnet ADSs when the transfer books of the depositary or Getnet’s transfer books are closed or at any time if the depositary or Getnet thinks it advisable to do so.

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Your Right to Receive the Shares Underlying your Getnet ADSs

Getnet ADS holders have the right to cancel their Getnet ADSs and withdraw the underlying units at any time except:

  when temporary delays arise because: (i) the depositary has closed its transfer books or Getnet has closed its transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (iii) Getnet is paying a dividend on its shares;
  when you owe money to pay fees, taxes and similar charges; or
  when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to Getnet ADSs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, also referred to as DRS, and Profile Modification System, also referred to as Profile, will apply to the Getnet ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated Getnet ADSs and holding of security entitlements in Getnet ADSs through DTC and a DTC participant. Profile is feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated Getnet ADSs, to direct the depositary to register a transfer of those Getnet ADSs to DTC or its nominee and to deliver those Getnet ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the Getnet ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of a Getnet ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the Getnet ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile system and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder Communications; Inspection of Register of Holders of Getnet ADSs

The depositary will make available for your inspection at its office all communications that it receives from Getnet as a holder of deposited securities that Getnet makes generally available to holders of deposited securities. The depositary will send you copies of those communications or otherwise make those communications available to you if Getnet asks it to. You have a right to inspect the register of holders of Getnet ADSs, but only for the purpose of contacting those holders about a matter related to Getnet’s business or the Getnet ADSs.

Jury Trial Waiver

The deposit agreement provides that, to the extent permitted by law, Getnet ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to Getnet’s shares, the Getnet ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. The deposit agreement, including the waiver of the right to jury trial, governs the rights of the initial holders of Getnet ADSs following the spinoff as well as the rights of subsequent holders that acquire Getnet ADSs in the secondary market. If Getnet or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law.

You will not, by agreeing to the terms of the deposit agreement, be deemed to have waived Getnet’s or the depositary's compliance with U.S. federal securities laws or the rules and regulations promulgated thereunder.

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